UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

AmeriVest Properties Inc.

(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street, Suite 100, Denver, Colorado 80222

(Address of principal executive offices)

(303) 297-1800

(Registrant’s telephone number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                                          Entry into a Material Definitive Agreement.

Contract to Sell Financial Plaza

On December 16, 2005, AmeriVest Properties Inc. (“AmeriVest”) announced that it had entered into a definitive agreement to sell Financial Plaza in Mesa, Arizona to Crescent Real Estate Equities Limited Partnership.  The total sale price for Financial Plaza is $55 million ($177 per square foot) which includes an assumption of existing debt of approximately $23.7 million plus additional debt provided to buyer by the lender.  The estimated net cash proceeds to AmeriVest are expected to be approximately $29 million after repayment of first mortgage debt and approximately $2 million in closing costs and adjustments.  All proceeds from the sale will be used to repay indebtedness under AmeriVest’s unsecured credit facility.  The transaction is expected to close in January 2006 and is subject to customary closing conditions, including the lender’s approval of the buyer’s assumption of the debt. Based on current book values and estimated closing costs, AmeriVest expects to record a gain on the sale of approximately $16 million for financial reporting purposes.  A copy of AmeriVest’s press release is filed with this Current Report as Exhibit 99.1 and incorporated by reference herein.

Amended Change in Control and Term Employment Agreement

On December 16, 2005, AmeriVest entered into an Amended Change in Control and Term Employment Agreement with its Chief Financial Officer, Kathryn L. Hale.  Under the terms of the agreement, which amends the Change in Control Agreement entered into by and between Ms. Hale and AmeriVest on December 7, 2004, Ms. Hale will receive an annual base salary of $160,000 through December 31, 2005 and thereafter as determined by AmeriVest’s Board of Directors.  In addition, Ms. Hale will be eligible to receive a bonus of up to $50,000.  If Ms. Hale remains employed by AmeriVest until May 31, 2006, she will be eligible to receive a seven-month severance package, including payments of one-twelfth of her then-applicable annual salary per month and continuing health benefits. In addition, for each full month that Ms. Hale remains employed by AmeriVest after May 31, 2006, she will be entitled to receive an additional month of severance on the same terms. Ms. Hale will be ineligible to receive such severance package in the event that she is also entitled to receive severance pursuant to the change of control provisions in the agreement, which severance is reduced in this agreement from 1.5 to 1.0 times her annual base salary. Prior to entering into this agreement, Ms. Hale was entitled to receive in 2005 an annual base salary of $160,000 and would have been eligible to receive an annual bonus of $50,000.

Item 8.01.                                          Other Events.

Sale of Chateau Plaza

On December 12, 2005, AmeriVest completed the sale of Chateau Plaza in Dallas Texas.  Chateau Plaza, a 171,294 square-foot Class A office property located in the Uptown submarket of Dallas, was sold for $31,300,000, or $183 per square foot, to a pension fund.

AmeriVest expects to record a net gain on the sale of approximately $9. million.  The estimated cash proceeds of approximately $29 million, after closing costs including lease commissions, rent pro-rations, security deposits, taxes payable and tenant finish costs of $845,000 in connection with the Dean Foods Company lease renewal, were used to repay indebtedness under AmeriVest’s secured credit facility.  In addition, the tenant finish and lease commission escrow held by the lender was reduced to $1,250,000 and the remaining funds were applied to the secured facility, paying it off in full.  This balance has been transferred to the unsecured facility (which is now partially secured by Greenhill Park) and is now available for costs related to Greenhill Park in accordance with the amended loan documents.

Sale of Inverness

On December 15, 2005, AmeriVest completed the sale of AmeriVest Plaza at Inverness in Englewood, Colorado.  AmeriVest Plaza, a 118,720 square-foot Class A office property located in the Inverness Business Park in the southeast suburban submarket of Denver, was sold for $15,525,000, or $131 per square foot, to a pension fund advisor.  The property was approximately 74% leased at the time of sale.

AmeriVest recorded an impairment loss of $2.3 million on this property in the third quarter of 2005 and anticipates recording a minimal gain on the sale in the fourth quarter for financial reporting purposes.  The net cash proceeds of approximately $363,000, after repayment of approximately $14.3 million in first mortgage debt and approximately $1 million in closing costs, including taxes payable and transfer of security deposits, will be used to repay indebtedness under AmeriVest’s unsecured credit facility.  AmeriVest also received approximately $380,000 from the first mortgage lender in release of tenant finish and leasing escrow deposits which will also be used to repay indebtedness under the unsecured credit facility.

The sales prices realized in these sales are a reflection of the quality and occupancy of these specific assets and their specific locations in these markets and submarkets and should not be considered representative of the sales prices that other properties owned by AmeriVest could command.

New Director of Asset Management Hired

On December 14, 2005, AmeriVest hired Mr. James Walter as its Director of Asset Management.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit 10.1.	Agreement of Purchase and Sale, dated December 16, 2005, between AmeriVest Properties Inc. and Crescent Real Estate Equities Limited Partnership.

Exhibit 10.2.	Amended Change in Control and Term Employment Agreement, dated December 16, 2005, between AmeriVest Properties Inc. and Kathryn L. Hale.

Exhibit 99.1.	Press Release, dated December 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 21, 2005	AMERIVEST PROPERTIES INC.

	By:	/s/ Charles K. Knight
	Name:	Charles K. Knight
	Title:	President and CEO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement of Purchase and Sale, dated December 16, 2005, between AmeriVest Properties Inc. and Crescent Real Estate Equities Limited Partnership.
10.2	Amended Change in Control and Term Employment Agreement, dated December 16, 2005, between AmeriVest Properties Inc. and Kathryn L. Hale.
99.1	Press Release, dated December 16, 2005.